EXHIBIT 99.1

Summit Midstream Corporation 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Corporation Reports First Quarter 2025
Financial and Operating Results
Houston, Texas (May 7, 2025) – Summit Midstream Corporation (NYSE: SMC) (“Summit”, “SMC” or the “Company”) announced today its financial and operating results for the three months ended March 31, 2025.
Highlights
•First quarter 2025 net income of $4.6 million, adjusted EBITDA of $57.5 million and cash flow available for distributions ("Distributable Cash Flow" or “DCF”) of $33.5 million
•Raised $250 million of additional 8.625% Senior Secured Second Lien Notes Due 2029 at an issue price of 103.375%
•Completed the value-accretive bolt on acquisition of Moonrise Midstream in the DJ Basin on March 10, 2025
•Finalized optimization project in the Rockies that we expect to improve Adjusted EBITDA margin beginning in the second quarter 2025
•Reinstated cash dividend on the Series A Preferred Stock on March 15, 2025
•Connected 41 wells during the first quarter and maintained an active customer base with six drilling rigs and over 100 DUCs behind our systems
•Reiterated 2025 full-year financial guidance range of $245 million to $280 million in adjusted EBITDA and total capital expenditures of $65 million to $75 million
Management Commentary
Heath Deneke, President, Chief Executive Officer and Chairman, commented, “Summit’s first quarter 2025 financial and operating results were in line with management expectations with $57.5 million of adjusted EBITDA generated in the first quarter. Our customers continue to remain active behind our footprint with 41 new wells turned-in-line during the quarter and currently six rigs running behind the systems, including four in the Rockies segment and two in the Mid-Con segment. We continue to monitor the potential impact of tariffs and the recent reduction in crude oil prices. Most of the wells anticipated in the first half of the year in our crude-oriented Rockies segment have already been turned-in-line and so far our customers have not signaled any material changes to their drilling and completion plans for the second half of the year. As a reminder, our Rockies segment Adjusted EBITDA guidance range is $100 million to $125 million, with the low end of the range already reflecting a two to three month delay relative to customer drilling and completion schedules provided for the second half of the year. To the extent all of the remaining wells anticipated to come online during the second half of the year in the Rockies segment are deferred, we would expect to trend towards the lower end of our existing guidance range. While crude oil prices have softened, the outlook for natural gas remains favorable in the near- and long-term. We are encouraged by the level of activity and recent well results behind our natural gas-oriented Mid-Con segment and are having preliminary conversations with customers about the potential for incremental activity later in the year. Our Mid-Con segment is well positioned with significant inventory that is near expected demand growth in the Gulf Coast region. With the strategic transactions we executed in 2024 and the recent acquisition of Tall Oak in December 2024, Summit has a strong balance sheet to weather commodity price cycles and has a diversified footprint with approximately 50% weighted toward natural gas-oriented drilling. As always, we will continue to closely monitor activity behind our systems and provide updates as they become available.”
First Quarter 2025 Business Highlights
SMC's average daily natural gas throughput on its wholly owned operated systems increased 19.8% to 883 MMcf/d, while liquids volumes increase 8.8% to 74 Mbbl/d, relative to the fourth quarter of 2024. Double E pipeline transported average 664 MMcf/d and contributed $8.3 million in adjusted EBITDA, net to SMC, for the first quarter of 2025.

EXHIBIT 99.1
Natural gas price-driven segments:
•Natural gas price-driven segments generated $34.2 million in combined segment adjusted EBITDA, a 39.0% increase relative to the fourth quarter and combined capital expenditures of $8.3 million in the first quarter of 2025.
•Mid-Con segment adjusted EBITDA totaled $22.5 million, an increase of $9.6 million relative to the fourth quarter of 2024, primarily due the acquisition of Tall Oak Midstream III that closed in December 2024 and an increase in volume throughput. Volume throughput on the system increased by 48% primarily due to incremental volume throughput from a full quarter contribution of the Tall Oak assets, six new well connections in the Arkoma, incremental production from a new customer connected to the Arkoma system during the quarter, five new well connections in the Barnett, a full quarter contribution of production that was temporarily shut-in in the Barnett, partially offset by initial production declines in the Barnett from wells connected in the second half of 2024. The initial production rates of the six new wells in the Arkoma outperformed our expectations, but the wells had lower than expected BTU and NGL content. There are currently two rigs running, including one in the Barnett and one in the Arkoma, with 16 DUCs behind the system. In addition, there is currently a completion crew on a three well pad that was drilled and held in DUC inventory since 2023 in the Barnett.
•Piceance segment adjusted EBITDA totaled $11.8 million, flat relative to the fourth quarter of 2024, primarily due to lower operating expenses partially offset by a 4.0% decrease in volume throughput. There were no new wells connected to the system during the quarter.
Oil price-driven segments:
•Oil price-driven segments generated $33.1 million of combined segment adjusted EBITDA, representing a 6.8% increase relative to the fourth quarter of 2024, and had combined capital expenditures of $11.5 million.
•Rockies segment adjusted EBITDA totaled $24.9 million, an increase of $1.6 million relative to the fourth quarter of 2024, primarily due to a 8.8% increase in liquids volume throughput, higher freshwater sales and the acquisition of Moonrise Midstream in the DJ Basin on March 10, 2025, partially offset by a decrease in natural gas volume throughput from our legacy DJ basin assets. In addition, we completed the previously announced $10 million optimization project during the quarter, which is expect to improve Adjusted EBITDA margin beginning in the second quarter 2025. There were 30 new wells connected during the quarter, including 22 in the DJ Basin and eight in the Williston Basin. There are currently four rigs running and approximately 90 DUCs behind the systems.
•Permian segment adjusted EBITDA totaled $8.3 million, an increase of $0.5 million from the fourth quarter of 2024, primarily due to an 8% increase in volumes shipped on the Double E Pipeline leading to a increase in proportionate adjusted EBITDA from our Double E joint venture.

EXHIBIT 99.1
The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended March 31,
	2025	2024
Average daily throughput (MMcf/d):
Northeast (1)	—	712
Rockies	129	124
Piceance	266	312
Mid-Con	488	179
Aggregate average daily throughput	883	1,327

Average daily throughput (Mbbl/d):
Rockies	74	74
Aggregate average daily throughput	74	74

Ohio Gathering average daily throughput (MMcf/d) (2)	—	849

Double E average daily throughput (MMcf/d) (3)	664	467
_________
(1)Exclusive of Ohio Gathering due to equity method accounting.
(2)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(3)Gross basis, represents 100% of volume throughput for Double E.
The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended March 31,
	2025	2024
	(In thousands)
Reportable segment adjusted EBITDA (1):
Northeast (2)	$—	$29,021
Rockies	24,869	22,874
Permian (3)	8,270	7,265
Piceance	11,786	15,233
Mid-Con	22,457	5,100
Total	$67,382	$79,493
Less: Corporate and Other (4)	9,876	9,434
Adjusted EBITDA (5)	$57,506	$70,059
__________
(1)Segment adjusted EBITDA is a non-GAAP financial measure. We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income (excluding interest income), (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to minimum volume commitments ("MVC") shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) share-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Includes our proportional share of adjusted EBITDA for Ohio Gathering. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding

EXHIBIT 99.1
impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest during the respective period.
(3)Includes our proportional share of adjusted EBITDA for Double E. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, excluding impairments and other noncash income or expense items; multiplied by our ownership interest during the respective period.
(4)Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and transaction costs.
(5)Adjusted EBITDA is a non-GAAP financial measure.
Capital Expenditures
Capital expenditures totaled $20.6 million in the first quarter of 2025, inclusive of maintenance capital expenditures of $2.5 million. Capital expenditures in the first quarter of 2025 were primarily related to pad connections and the previously announced optimization project in the Rockies segment.

	Three Months Ended March 31,
	2025	2024
	(In thousands)
Cash paid for capital expenditures (1):
Northeast	$—	$1,535
Rockies	11,473	12,558
Piceance	1,090	685
Mid-Con	7,222	406
Total reportable segment capital expenditures	$19,785	$15,184
Corporate and Other	821	1,214
Total cash paid for capital expenditures	$20,606	$16,398
__________
(1)Excludes cash paid for capital expenditures by Ohio Gathering and Double E due to equity method accounting.
Capital & Liquidity
As of March 31, 2025, SMC had $26.2 million in unrestricted cash on hand and $145 million drawn under its $500 million ABL Revolver with $354 million of borrowing availability, after accounting for $0.8 million of issued, but undrawn letters of credit. As of March 31, 2025, SMC’s gross availability based on the borrowing base calculation in the credit agreement was $525 million, which is $25 million greater than the $500 million of lender commitments to the ABL Revolver. As of March 31, 2025, SMC was in compliance with all financial covenants, including interest coverage of 2.8x relative to a minimum interest coverage covenant of 2.0x and first lien leverage ratio of 0.5x relative to a maximum first lien leverage ratio of 2.5x. As of March 31, 2025, SMC reported a total leverage ratio of approximately 4.0x, excluding the potential earnout liability in connection with the Tall Oak Acquisition.
As of March 31, 2025, the Permian Transmission Credit Facility balance was $125.3 million, a reduction of $4.0 million relative to the December 31, 2024 balance of $129.3 million due to scheduled mandatory amortization. Summit Midstream Permian has $3.4 million of cash-on-hand as of March 31, 2025. The Permian Transmission Term Loan remains non-recourse to SMC.
MVC Shortfall Payments
SMC billed its customers $4.8 million in the first quarter of 2025 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the first quarter of 2025, SMC recognized $4.8 million of gathering revenue associated with MVC shortfall payments. SMC had no adjustments to MVC shortfall payments in the first quarter of 2025. SMC’s MVC shortfall payment mechanisms contributed $4.8 million of total adjusted EBITDA in the first quarter of 2025.

EXHIBIT 99.1

	Three Months Ended March 31, 2025
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$572	$572	$—	$572
Piceance	4,233	4,233	—	$4,233
Northeast	—	—	—	—
Mid-Con	—	—	—	—
Total MVC shortfall payment adjustments	$4,805	$4,805	$—	$4,805

Total (1)	$4,805	$4,805	$—	$4,805
(1)Exclusive of Double E due to equity method accounting.
Quarterly Dividend
The board of directors of Summit Midstream Corporation continued to suspend cash dividends payable on its common stock for the period ended March 31, 2025. The board of directors of Summit Midstream Corporation reinstated cash dividends on its Series A fixed-to-floating rate cumulative redeemable perpetual preferred shares (the "Series A Preferred Stock") beginning on March 14, 2025. The next cash dividend on the Series A Preferred stock, for the period ended June 14, 2025, will be paid to preferred shareholders of record as of the close of business on June 2, 2025. All unpaid dividends on the Series A Preferred Stock from prior periods remain accrued.
First Quarter 2025 Earnings Call Information
SMC will host a conference call at 10:00 a.m. Eastern on May 8, 2025, to discuss its quarterly operating and financial results. The call can be accessed via teleconference at: Q1 2025 Summit Midstream Corporation Earnings Conference Call (https://edge.media-server.com/mmc/p/pbisgsku). Once registration is completed, participants will receive a dial-in number along with a personalized PIN to access the call. While not required, it is recommended that participants join 10 minutes prior to the event start. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMC's website at www.summitmidstream.com.
Upcoming Investor Conferences
Members of SMC’s senior management team will attend the 2025 Energy Infrastructure CEO & Investor Conference which will take place on May 20–22, 2025, the 2025 RBC Capital Markets Global Energy, Power & Infrastructure Conference taking place on June 3–4, 2025, and the BofA Energy and Power Credit Conference on June 4–5, 2025. The presentation materials associated with this event will be accessible through the Investors section of SMC’s website at www.summitmidstream.com prior to the beginning of the conference.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA, segment adjusted EBITDA, Distributable Cash Flow, and Free Cash Flow, non-GAAP financial measures.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, share-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash

EXHIBIT 99.1
income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of our assets to generate cash sufficient to make future potential cash dividends and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of MVC shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.
We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
Distributable Cash Flow
We define Distributable Cash Flow as adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures.
Free Cash Flow
We define free cash flow as distributable cash flow attributable to common and preferred shareholders less growth capital expenditures, less investments in equity method investees, less dividends to common and preferred shareholders. Free cash flow excludes proceeds from asset sales and cash consideration paid for acquisitions.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

EXHIBIT 99.1
About Summit Midstream Corporation
SMC is a value-driven corporation focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMC provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in five unconventional resource basins: (i) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (ii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; (iv) the Arkoma Basin, which includes the Woodford and Caney shale formations in Oklahoma; and (v) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMC has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMC is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would" and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by SMC or its subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause SMC's actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMC is contained in its 2024 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on March 11, 2025, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMC undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2025	December 31, 2024
	(In thousands)
ASSETS
Cash and cash equivalents	$26,228	$22,822
Restricted cash	3,376	2,377
Accounts receivable	83,918	77,058
Other current assets	6,241	16,014
Total current assets	119,763	118,271
Property, plant and equipment, net	1,852,458	1,785,029
Intangible assets, net	163,182	154,279
Investment in equity method investee	270,196	269,561
Other noncurrent assets	28,576	32,344
TOTAL ASSETS	$2,434,175	$2,359,484

LIABILITIES AND EQUITY
Trade accounts payable	$31,932	$25,162
Accrued expenses	46,397	38,176
Deferred revenue	9,816	9,595
Ad valorem taxes payable	5,095	9,544
Accrued compensation and employee benefits	3,339	11,222
Accrued interest	8,981	21,711
Accrued environmental remediation	1,585	1,430
Accrued settlement payable	6,667	6,667
Current portion of long-term debt	16,671	16,580
Other current liabilities	20,124	34,714
Total current liabilities	150,607	174,801
Deferred tax liabilities	75,840	63,326
Long-term debt, net	1,067,172	976,995
Noncurrent deferred revenue	23,273	25,373
Noncurrent accrued environmental remediation	577	768
Other noncurrent liabilities	13,836	20,150
TOTAL LIABILITIES	1,331,305	1,261,413
Commitments and contingencies

Mezzanine Equity
Subsidiary Series A Preferred Units	134,909	132,946
Equity
Series A Preferred Shares	110,789	110,230
Common stock, $0.01 par value	122	106
Class B Common Stock, $0.01 par value	65	75
Additional paid-in capital	632,387	540,714
Accumulated deficit	(185,220)	(183,333)
Total Company stockholders' equity	558,143	467,792
Noncontrolling interest	409,818	497,333
Total Equity	967,961	965,125
TOTAL LIABILITIES AND EQUITY	$2,434,175	$2,359,484

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2025	2024
	(In thousands, except per unit amounts)
Revenues:
Gathering services and related fees	$64,165	$61,985
Natural gas, NGLs and condensate sales	59,327	49,092
Other revenues	9,205	7,794
Total revenues	132,697	118,871
Costs and expenses:
Cost of natural gas and NGLs	35,434	30,182
Operation and maintenance	33,530	25,012
General and administrative	16,600	14,785
Depreciation and amortization	28,517	27,867
Transaction costs	2,793	7,791
Acquisition integration costs	1,244	40
Gain on asset sales, net	—	(27)
Long-lived asset impairments	—	67,916
Total costs and expenses	118,118	173,566
Other income (expense), net	9,057	(13)
Gain (loss) on interest rate swaps	(966)	2,590
Gain (loss) on sale of business	(43)	86,202
Gain on sale of equity method investment	—	126,261
Interest expense	(22,537)	(37,846)
Income from equity method investees	4,840	10,638
Income before income taxes	4,930	133,137
Income tax expense	(296)	(210)
Net income	$4,634	$132,927

Net income (loss) per share:
Common stock – basic	$(0.16)	$12.05
Common stock – diluted	$(0.16)	$11.47

Weighted-average number of shares outstanding:
Common stock – basic	11,767	10,449
Common stock – diluted	11,767	10,980
__________

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended March 31,
	2025	2024
	(In thousands)
Other financial data:
Net income	$4,634	$132,927
Net cash provided by operating activities	16,030	43,616
Capital expenditures	20,606	16,398
Adjusted EBITDA	57,506	70,059
Cash flow available for distributions (1)	33,529	32,534
Free Cash Flow	11,354	17,178
Dividends (2)	3,359	n/a

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	883	1,327
Aggregate average daily throughput – liquids (Mbbl/d)	74	74

Ohio Gathering average daily throughput (MMcf/d) (3)	—	849
Double E average daily throughput (MMcf/d) (4)	664	467
__________
(1)Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2)Represents dividends declared and ultimately paid or expected to be paid to preferred and common shareholders in respect of a given period. On May 3, 2020, the board of directors of Summit Midstream Corporation announced an immediate suspension of the cash distributions payable on its preferred and common units. Excludes distributions paid on the Subsidiary Series A Preferred Units issued at Summit Permian Transmission Holdco, LLC. On February 28, 2025, the Company announced that the Board of Directors declared a quarterly cash dividend on its Series A Preferred Stock for the period ended March 14, 2025.
(3)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(4)Gross basis, represents 100% of volume throughput for Double E.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2025	2024
	(In thousands)
Reconciliations of net income to adjusted EBITDA and Distributable Cash Flow:
Net income	$4,634	$132,927
Add:
Interest expense	22,537	37,846
Income tax expense	296	210
Depreciation and amortization (1)	28,752	28,102
Proportional adjusted EBITDA for equity method investees (2)	7,404	20,675
Adjustments related to capital reimbursement activity (3)	(1,946)	(2,923)
Share-based and noncash compensation	2,375	2,772
Gain in fair value of Tall Oak earn out	(9,023)	—
Gain on asset sales, net	—	(27)
Long-lived asset impairment	—	67,916
(Gain) loss on interest rate swaps	966	(2,590)
(Gain) loss on sale of business	43	(86,202)
Gain on sale of equity method investment	—	(126,261)
Other, net (4)	6,308	8,252
Less:
Income from equity method investees	4,840	10,638
Adjusted EBITDA	$57,506	$70,059
Less:
Cash interest paid	34,199	9,210
Cash paid for taxes	85	—
Senior notes interest adjustment (5)	(12,854)	25,645
Maintenance capital expenditures	2,547	2,670
Cash flow available for distributions (6)	$33,529	$32,534
Less:
Growth capital expenditures	18,059	13,728
Investment in equity method investee	2,488	—
Distributions on Subsidiary Series A Preferred Units	1,628	1,628
Free Cash Flow	$11,354	$17,178
(1)Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.
(3)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(4)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended March 31, 2025, the amount includes $4.9 million of transaction and other costs. For the three months ended March 31, 2024, the amount includes $8.0 million of transaction and other costs.
(5)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 Notes was paid in cash semi-annually in arrears on April 15 and October 15. Interest on the 2026 Secured Notes and the 12.00% Senior Notes (the “2026 Unsecured Notes”) was paid in cash semi-annually in arrears on April 15 and October 15. Interest on the 2029 Secured Notes is paid semi-annually in arrears on each February 15 and August 15.
(6)Represents cash flow available for distribution to preferred and common shareholders. Common dividends cannot be paid unless all accrued preferred dividends are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM CORPORATION AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2025	2024
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:

Net cash provided by operating activities	$16,030	$43,616
Add:
Interest expense, excluding amortization of debt issuance costs	21,569	34,341
Income tax benefit, excluding federal income taxes	64	210
Changes in operating assets and liabilities	18,025	(14,656)
Proportional adjusted EBITDA for equity method investees (1)	7,404	20,675
Adjustments related to capital reimbursement activity (2)	(1,946)	(2,923)
Realized gain on swaps	(904)	(1,346)
Other, net (3)	6,307	8,233
Less:
Distributions from equity method investees	6,694	17,082
Noncash lease expense	2,349	1,009
Adjusted EBITDA	$57,506	$70,059
Less:
Cash interest paid	34,199	9,210
Cash paid for taxes	85	—
Senior notes interest adjustment (4)	(12,854)	25,645
Maintenance capital expenditures	2,547	2,670
Cash flow available for distributions (5)	$33,529	$32,534
Less:
Growth capital expenditures	18,059	13,728
Investment in equity method investee	2,488	—
Distributions on Subsidiary Series A Preferred Units	1,628	1,628
Free Cash Flow	$11,354	$17,178
(1)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA. Summit records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to us during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.
(2)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.
(3)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended March 31, 2025, the amount includes $4.9 million of transaction and other costs. For the three months ended March 31, 2024, the amount includes $8.0 million of transaction and other costs.
(4)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 Notes was paid in cash semi-annually in arrears on April 15 and October 15. Interest on the 2026 Secured Notes and the 12.00% Senior Notes (the “2026 Unsecured Notes”) was paid in cash semi-annually in arrears on April 15 and October 15. Interest on the 2029 Secured Notes is paid semi-annually in arrears on each February 15 and August 15.
(5)Represents cash flow available for distribution to preferred and common shareholders. Common dividends cannot be paid unless all accrued preferred dividends are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Corporation